Exhibit 12

                        SIDLEY AUSTIN BROWN & WOOD LLP

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                                                           October 21, 2002


Merrill Lynch U.S. Government Mortgage Fund
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Mercury U.S. Government Securities Fund, a series of The Asset Program, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536

          Re:   Reorganization of Merrill Lynch U.S. Government
                Mortgage Fund and Mercury U.S. Government Securities Fund, a series of The Asset Program, Inc.
                ----------------------------------------------------

Ladies and Gentlemen:

     You have requested our opinion as to certain Federal income tax consequences of the acquisition by Merrill Lynch U.S. Government Mortgage Fund ("ML Fund") of substantially all of the assets and the assumption by ML Fund of substantially all of the liabilities of Mercury U.S. Government Securities Fund, a series of The Asset Program, Inc. ("Mercury Fund") and the simultaneous distribution of newly-issued ML Fund shares to Mercury Fund stockholders (the "Reorganization"). After the Reorganization, Mercury Fund will cease operations, will have no assets remaining, will have final Federal and state (if any) tax returns filed on its behalf and will have all of its shares cancelled under Maryland law.

     This opinion letter is furnished pursuant to (i) the sections entitled "The Reorganization--Terms of the Agreement and Plan--Amendments and Conditions" in the Joint Proxy Statement and Prospectus, dated September 3, 2002 and (ii) Sections 8(g) and 9(g) of the Agreement and Plan of
Reorganization dated August 30, 2002, by and between Mercury Fund and ML Fund (the "Plan") as a condition of closing. All terms used herein, unless otherwise defined, are used as defined in the Plan.

     In rendering our opinion, we have reviewed and relied upon (a) the Plan,
(b) the Registration Statement on Form N-14 (File No. 333- 97055)(the "N-14 Registration Statement") filed under the Securities Act of 1933 and the Investment Company Act of 1940, as amended, by ML Fund with the Securities and Exchange Commission, and (c) certain representations concerning the Reorganization made by ML Fund and Mercury Fund in letters dated October 21, 2002 (the "Representations").

     Based upon current law, including cases and administrative interpretations thereof and on the reviewed materials listed above, it is our opinion that:

     1. The acquisition by ML Fund of substantially all of the assets of Mercury Fund, as described in the Plan, will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and ML Fund and Mercury Fund each will be a "party" to a reorganization within the meaning of Section 368(b) of the Code.

     2. In accordance with Section 361(a) of the Code, Mercury Fund will not recognize any gain or loss either on the transfer of substantially all of its assets to ML Fund in exchange solely for voting shares of ML Fund or on the distribution of the ML Fund shares received to its stockholders.

     3. Under Section 1032 of the Code, ML Fund will recognize no gain or loss as a result of the Reorganization.

     4. In accordance with Section 354(a)(1) of the Code, stockholders of Mercury Fund will not recognize gain or loss on the exchange of their shares for shares of ML Fund.

     5. The basis of the assets of Mercury Fund received by ML Fund will be the same as the basis of such assets to Mercury Fund immediately before the Reorganization under Section 362(b) of the Code.

     6. Under Section 358 of the Code, the basis of the ML Fund shares received by Mercury Fund stockholders (including fractional shares to which they may be entitled) will be the same as the basis of the shares exchanged pursuant to the Reorganization.

     7. Under Section 1223 of the Code, the holding period of the ML Fund shares received by Mercury Fund stockholders in the Reorganization (including fractional shares to which they may be entitled) will include the holding period of the Mercury Fund shares exchanged therefor, provided that such shares were held as a capital asset on the date of the Reorganization.

     8. The holding period of the assets acquired by ML Fund from Mercury Fund will include the period during which such assets were held by Mercury Fund under Section 1223 of the Code.

     9. Pursuant to Section 381(a) of the Code and Section 1.381(a)-1 of the Income Tax Regulations, ML Fund will succeed to and take into account the items of Mercury Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in

Sections 381, 382, 383 and 384 of the Code and the regulations thereunder. Under Section 381(b), the tax year of Mercury Fund will end on the date of the Reorganization.

     Our opinion represents our best legal judgment as to the proper Federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate.

     We are furnishing this opinion letter to the addressees hereof, solely for the benefit of such addressees in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                       Very truly yours,



                                       /s/ Sidley Austin Brown & Wood LLP